Exhibit 99.1

BioTelemetry, Inc. Elects Stephan Rietiker to its Board of Directors

Malvern, PA – November 7, 2018 – BioTelemetry, Inc. (NASDAQ:BEAT) announced today that Stephan Rietiker has been elected to BioTelemetry’s Board of Directors.
Dr. Rietiker was most recently the Chief Executive Officer of LifeWatch AG, until it was acquired by BioTelemetry in August 2017. Prior to becoming CEO of LifeWatch AG in 2014, Dr. Rietiker held executive roles at Roche, Boehringer Mannheim, Schering Plough, Covance and as CEO of Centerpulse (formerly Sulzer Medica). Additionally, he has been an investor, executive and Board Member of several developmental-stage companies and has been a Senior Advisor to Brown Brothers Harriman’s M&A practice.
Dr. Rietiker, a Swiss-US dual citizen, is a trained physician with a doctorate from the University of Zurich, Switzerland, and is also qualified to practice medicine in the United States.
Joseph Capper, President and Chief Executive Officer of BioTelemetry commented, “We are extremely pleased and honored to welcome Steve to the Board of Directors. His active participation was vital to the highly successful merger and integration of LifeWatch into BioTelemetry. Steve’s proven leadership, in-depth understanding of the healthcare industry and experience in global markets make him an ideal addition to our Board.”
About BioTelemetry
BioTelemetry, Inc. is the leading remote and wireless medical technology company focused on delivery of health information to improve quality of life and reduce cost of care.  We provide cardiac monitoring, mobile blood glucose monitoring, centralized medical imaging, and original equipment manufacturing that serves both the Healthcare and Clinical Research industries.  More information can be found at  www.gobio.com.

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
Executive Vice President, Chief Financial Officer
800-908-7103
investorrelations@biotelinc.com